Arcturus Announces $63.2 Million Award from the U.S. Government to Support Development of

Self-amplifying mRNA Vaccine for Rapid Pandemic Influenza Response

•	Arcturus will expand its current influenza vaccine program to include development of a pandemic influenza vaccine based on its proprietary self-amplifying mRNA platform with the support of the Biomedical Advanced Research and Development Authority.

•	The $63.2 Million base award will fund development from the preclinical stage through Phase 1 over a three-year period.

•	A lower-dose, freeze-dried, pandemic influenza vaccine candidate will use Arcturus’ STARR™ self-amplifying mRNA vaccine platform technology which demonstrated favorable safety and efficacy against SARS-CoV-2 infection combined with a stable cold chain profile that may help support U.S. government pandemic preparedness goals.

San Diego, California – Arcturus Therapeutics Holdings Inc. (the “Company”, “Arcturus”, Nasdaq: ARCT), a global, late-stage clinical messenger RNA medicines company focused on the development of infectious disease vaccines and significant opportunities within liver and respiratory rare diseases, today announced that it has obtained an award for up to $63.2 million from the Biomedical Advanced Research and Development Authority (BARDA). The award provides $63.2 million over three years to support preclinical, manufacturing, nonclinical safety studies, along with development and regulatory support for Arcturus’ self-amplifying mRNA vaccine platform technology for rapid pandemic influenza response through Phase 1 clinical studies.

“We are very pleased to have won this substantial award from the BARDA and look forward to working with the U.S. government to support the development of our proprietary self-amplifying mRNA vaccine technology for rapid pandemic influenza response. Arcturus’ next generation mRNA platform has been administered to over 10,000 individuals globally demonstrating favorable safety, strong immunogenicity, and protection against SARS-COV-2 infection,” said Joseph Payne, President and CEO of Arcturus Therapeutics. “Our lyophilized vaccines have the potential to provide safe and effective protection against disease with the specific advantage of rapid scale-up, lower doses, and easier transport and storage. These are qualities that are essential to a rapid response against pandemic influenza and are consistent with strategic objectives of the U.S. government’s National Strategy for Pandemic Influenza.”

This project has been supported in whole or in part with federal funds from the Department of Health and Human Services, Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority (BARDA), under Contract Number: 75A50122C00007

About Arcturus Therapeutics

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is a global late-stage clinical mRNA medicines and vaccines company with enabling technologies: (i) LUNAR® lipid-mediated delivery, (ii) STARR™ mRNA Technology (samRNA) and (iii) mRNA drug substance along with drug product manufacturing expertise. Arcturus’ diverse pipeline of RNA therapeutic and vaccine candidates includes mRNA vaccine programs for SARS-CoV-2 (COVID-19) and Influenza, and other programs to potentially treat ornithine transcarbamylase (OTC) deficiency, and cystic fibrosis, along with partnered programs including glycogen storage disease type III, and hepatitis B virusArcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA, replicon RNA, antisense RNA, microRNA, DNA, and gene editing therapeutics. Arcturus’ technologies are covered by its extensive patent portfolio (patents and patent applications issued in the U.S., Europe, Japan, China and other countries). Arcturus’ commitment to the development of novel RNA therapeutics has led to collaborations including, amongst others, Janssen Pharmaceuticals, Inc., part of the Janssen Pharmaceutical Companies of Johnson & Johnson, Ultragenyx Pharmaceutical, Inc., and the Cystic Fibrosis Foundation. In addition, please connect with us on Twitter and LinkedIn. For more information visit www.ArcturusRx.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact included in this press release, are forward-looking statements, including those regarding strategy, the expectations for or likelihood of success of any collaborations, the likelihood of success of the Company’s development and related efforts for an influenza vaccine candidate, the likelihood of the Company’s lyophilized vaccines to provide safe and effective protection against disease, the future activities under and fulfillment of the Company’s contract with BARDA, the ability of the Company’s influenza vaccine program to support U.S. government pandemic preparedness goals, the likelihood that a patent will issue from any patent application, and the impact of general business and economic conditions. Arcturus may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. These statements are only current predictions or expectations, and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements, including those discussed under the heading "Risk Factors" in Arcturus’ most recent Annual Report on Form 10-K, and in subsequent filings with, or submissions to, the SEC, which are available on the SEC’s website at www.sec.gov. Except as otherwise required by law, Arcturus disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Trademark Acknowledgements

The Arcturus logo and other trademarks of Arcturus appearing in this announcement, including LUNAR® and STARR™, are the property of Arcturus. All other trademarks, services marks, and trade names in this announcement are the property of their respective owners.

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